UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 5, 2006
TERRA INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Maryland	1-8520	52-1145429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Terra Centre
600 Fourth Street, P.O. Box 6000
Sioux City, Iowa 51102-6000
(712) 277-1340
(Address of Principal Executive Offices, including Zip Code)
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Employment Severance Agreement
          On October 5, 2006 Terra Industries Inc. offered employment severance agreements to its Chief Executive Officer (“CEO”) and each of its Section 16(b) executive officers, which agreements provide as follows:
          On September 28, 2006, the Board of Directors (the “Board”) of Terra Industries Inc. (the “Company”) authorized the Company to enter into employment severance agreements with its CEO and eight executive officers, including each of its Section 16(b) executive officers. The officers were previously parties to Executive Retention Agreements with the Company, which provided for severance and other benefits in the event of a termination of employment with “cause” or for “good reason” following a “change of control”. The new employment severance agreements supersede and replace the Executive Retention Agreements and provide for severance and other benefits in the event of a termination of employment under circumstances that are both related to and unrelated to a change in control.
          Each employment severance agreement has a three-year term, with the exception of the agreement with the CEO, which has a five-year term. The term may be extended for additional one-year periods in the Board’s sole discretion.
          The employment severance agreements provide that if an officer’s employment terminates without cause or for good reason at any time during the term of the agreement, other than during the two-year period following a change in control, the officer will be entitled to a lump sum cash payment equal to 1.5 times the sum of the officer’s base salary and target bonus. If an officer’s employment terminates without cause or for good reason during the two-year period following a change in control, the officer will be entitled to a lump sum cash payment equal to two times the sum of the officer’s base salary and target bonus. In addition, in the event of such a termination during the two-year period following a change in control, the officer will be entitled to accelerated vesting of all equity-based awards then held by the officer and two additional years of age and service credit under the Company’s supplemental executive retirement plan. The employment severance agreements provide that in addition to the benefits described above, in the event of an officer’s termination of employment without cause or for good reason at any time during the term of the employment severance agreement (regardless of whether termination occurs before, during or after the two-year period following a change in control), the officer will be entitled to two years of continued welfare benefits and one year of Company-paid outplacement services. In order for an officer to be entitled to any of the separation payments and benefits pursuant to the employment severance agreement, the officer must first execute a waiver and release of any and all claims against the Company.
          In the event that an officer receives any payments or benefits during the term of the employment severance agreement that become to an excise tax as a result of Section 280’G of the Internal Revenue Code, the officer will be entitled to a gross-up with respect to the excise tax.

          The employment severance agreements contain non-competition and non-solicitation provisions that apply for one year following termination of employment.
          The above description of the employment severance agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the CEO’s Employment Severance Agreement, filed as Exhibit 10.1, and the full text of the form employment severance agreements offered to each of the Section 16(b) executive officers, filed as Exhibit 10.2, to the Current Report on Form 8-K, and each are incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits

10.1	Employment Severance Agreement for CEO

10.2	Form of Employment Severance Agreement for Section 16(b) executive officers
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TERRA INDUSTRIES INC.
/s/ Mark A. Kalafut
Mark A. Kalafut
Vice President, General Counsel and Corporate Secretary

Date: October 5, 2006